EXHIBIT 10.1

November 9, 2012

Peter J. Boni

10 Ile Dhuyere

Devon, PA 19333

Dear Peter:

You recently informed the Company’s Board of Directors (“Board”) that you wished to retire from your positions as the President and Chief Executive Officer of Safeguard Scientifics, Inc. (the “Company”) effective as of November 1, 2012 (the “Transition Date”). As we have discussed, the Board is grateful for your service to the Company and for your willingness to provide transitional guidance to the Company and its successor Chief Executive Officer (“CEO”). Accordingly, this letter (this “Agreement”) will set forth our mutual understanding as to the rights and obligations of you and the Company in connection with your retirement from those positions and your continued employment as described below. We trust that these arrangements will provide for a smooth transition of responsibilities to the new CEO and for the Company’s continued access to your knowledge of our business. References may be made herein to that certain Amended and Restated Employment Agreement made and entered into on December 5, 2008, by and between you and the Company, as such agreement has been since amended or supplemented (the “Employment Agreement”). Capitalized terms utilized but not defined herein shall be deemed to be utilized as defined in the Employment Agreement.

In consideration of the mutual promises and agreements set forth below, you and the Company agree as follows:

1. RETIREMENT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER. Effective as the Transition Date, you retired as the Company’s President and Chief Executive Officer. You also agreed to assume the position of CEO Emeritus and special advisor to the Company as of the Transition Date; to remain in the position of CEO Emeritus through the Company’s 2013 Annual Meeting (scheduled for May 23, 2013); and, to remain in the position of special advisor to the Company through December 31, 2013 (the “Retirement Date”). You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing. During the period in which you serve as CEO Emeritus and special advisor, you agree to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new CEO. You will be provided with office space and administrative support during the period in which you serve as CEO Emeritus or special advisor. As special advisor and CEO Emeritus, you shall be considered to be a non-executive employee of the Company. Your specific duties and responsibilities as CEO Emeritus and as a special advisor to the Company shall be as defined by the Company’s Board and the CEO. Such responsibilities shall include, but shall not be limited to, acting on the Company’s behalf as a director of certain of the Company’s partner companies. In addition, you shall also be required to cooperate as requested by the Company in connection with any litigation proceedings that may exist from time to time regarding the Company.

2. RETIREMENT FROM THE BOARD OF DIRECTORS. You shall continue to serve as a member of the Board from the Transition Date through the 2013 Annual Meeting (scheduled for May 23, 2013), upon which date your retirement from the Board (but not from employment with the Company) shall become effective. You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing. During the period in which you serve as a Board member, you shall not be entitled to any meeting or other fees or compensation related to such role.

3. ADVISORY SERVICES. During the period from the Transition Date through the Retirement Date, you shall serve in the role of special advisor to the Company. During such period, you agree to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new CEO and to respond to the reasonable requests for assistance and support as may be made by the Board and the CEO from time to time. Your specific duties and responsibilities as a special advisor to the Company shall be as defined by the Company’s Board and the CEO. Such responsibilities shall include, but shall not be limited to, acting on the Company’s behalf as a director of certain of the Company’s partner companies. In addition, you shall also be required to cooperate as requested by the Company in connection with any litigation proceedings that may exist from time to time regarding the Company. In your capacity as special advisor, you shall be considered a non-executive employee of the Company and shall be fully eligible to participate in Company benefit plans in accordance with their terms.

4. COMPENSATION. In exchange for your service obligations described above, you will receive the following compensation and benefit treatment:

4.1 Payments

(a) Base Salary. Provided you remain in satisfactory service to the Company through the Retirement Date, you shall continue to receive your annual base salary at its current rate as of the date of this letter, payable in accordance with our normal payroll practices.

(b) Management Incentive Plan. You shall be eligible to receive a cash bonus under the Company’s Management Incentive Plan, as amended (“MIP”), in respect of the Company’s 2012 fiscal year, which bonus payment shall be contingent on the attainment of the applicable MIP performance metrics for fiscal 2012. Any such payment shall be determined and paid in accordance with the Company’s generally applicable practices with respect to bonuses under the MIP generally. You will not be eligible for a MIP award or payment with respect to the Company’s 2013 fiscal year.

4.2 Equity Awards.

(a) Vested Options. Each option to purchase Company common stock (or portion of such an option) which you hold and which is outstanding, vested and exercisable as of the Transition Date (collectively, the “Vested Options”) shall, notwithstanding the terms and conditions applicable to such grants, remain outstanding and exercisable until the earlier of its stated expiration date or the one year anniversary of your last date of service to the Company hereunder (“Anniversary Date”) (subject to its earlier exercise and your compliance with your obligations under Section 5 hereof), notwithstanding your pending separation from service. Except as modified by this Agreement, such Vested Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Vested Option is listed on Exhibit A hereto.

(b) Unvested Time-Vested Options. Each time-vested option to purchase Company common stock (or portion of such an option) which you hold and which is outstanding as of the Transition Date, but not vested and exercisable as of such date (collectively, the “Time-Vested Options”), shall, notwithstanding the terms and conditions applicable to such grants, (i) become fully vested on the Retirement Date; and (ii) not terminate upon the Retirement Date, but instead remain outstanding and exercisable until the earlier of its stated expiration date or the Anniversary Date (subject to its earlier exercise and your compliance with your obligations under Section 5 hereof) notwithstanding your retirement. Except as modified by this Agreement, such Unvested Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Time-Vested Option is listed on Exhibit A hereto.

(c) Market- or Performance-Based Options. Each Market- or Performance-Based Option (as so defined in the relevant option grant documents) which you hold as of the Transition Date shall, notwithstanding the terms and conditions initially applicable to such grants, remain outstanding and eligible to vest, based on attainment of the applicable metrics, through your last date of service to the Company hereunder. As to any such options which vest prior to such date, such options shall remain outstanding and exercisable until the earlier of their stated expiration date or the Anniversary Date. Except as modified by this Agreement, each such Option shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of awards in the event of certain corporate events). Each such Market- or Performance-Based Option held by you is listed on Exhibit A hereto.

(d) Restricted Stock and Deferred Compensation. Except as modified by this Agreement, all rights you may have to restricted stock of the Company, restricted stock units payable in Company stock, or deferred compensation under any plans or arrangements of the Company shall be determined under the provisions of such plans and arrangements. Your service through your last date of service to the Company hereunder shall be credited toward the vesting of any such time-vested awards.

4.3 Employee Welfare and 401(k) Benefits. Following the Transition Date through the Retirement Date (or your earlier termination of employment with the Company), the Company shall provide to you all employee benefits due to you under the terms of the Company’s welfare benefit plans in which you participate in accordance with the terms of such plans. You shall also be entitled to continue to participate in the Company’s Retirement Plan (the “401(k) Plan”) in accordance with the terms of the 401(k) Plan. Upon the termination of your service to the Company hereunder, and to the extent required by law, you will be offered the opportunity to receive continuation coverage for yourself and your eligible dependents under the Company’s medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

4.4 Business Expense Reimbursement. Subject to the approval of the CEO of the expense items, the Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you in connection with your service under this Agreement, in accordance with the Company’s expense reimbursement policy.

4.5 Severance. If you fully perform your obligations under this Agreement through the Retirement Date, and provided that you execute and do not revoke the Release contained in the Agreement and also a form of release satisfactory to the Company to be provided to you at or about the Retirement Date, in each case, within the time periods allotted therein, you will be entitled to a cash payment equal in amount to the sum of (i) five months’ of your base salary as of the Transition Date; plus (ii) 100% of your target bonus amount as of the Transition Date (the sum of (i) and (ii), the “Severance Amount”), with such amount payable in a single sum in accordance with the Company’s applicable payroll practices, with the full payment to occur not later than January 31, 2014. Notwithstanding anything to the contrary in this Agreement or any other agreement with the Company to which you are a party, you hereby acknowledge that, in connection with your retirement and ceasing to be an employee of the Company, you shall not be entitled to receive from the Company or an affiliate (i) any severance pay or benefits other than as described in this Section 4.5; or (ii) any retiree termination welfare benefits (other than health care continuation coverage that you may be entitled to elect pursuant to Section 4980B of the Code), in each case including, but not limited to any severance pay or benefits pursuant to the Employment Agreement.

4.6 Change of Control. Notwithstanding any contrary provisions in the Agreement, in the event of a Change of Control (as defined in Section 2.3 of the Employment Agreement) prior to the date on which you separate from service of the Company, then (i) all unvested options (Market- or Performance-Based) will become fully vested; (ii) all such options shall remain exercisable for at least ninety (90) days following the Change of Control unless cashed out in the relevant transaction; and (iii) to the extent not inconsistent with the provisions of section 409A of the Code, the Severance Amount provided in Section 4.5 shall be paid in a single sum not later than 30 days following the date of the closing of the relevant transaction. If the provision of severance, acceleration of benefits or any other amount or benefit under this Agreement or otherwise results in adverse tax consequences to the Company or the Executive under Section 280G or 4999 of the Code, the provisions of Section 3.7 of the Employment Agreement shall become applicable.

4.7 Effect of For Cause Termination. In the event that your employment with the Company hereunder is terminated for Cause (as defined in Section 2.2 of the Employment Agreement), you will not be entitled to any of the benefits and enhancements described in this Article IV.

4.8 Effect of Death or Disability. In the event of your death or Disability (as defined in Section 2.6 of the Employment Agreement) prior to your Retirement Date but at a time in which you are otherwise in satisfactory service to the Company pursuant to this Agreement, (a) all unvested Time-Vested Options shall vest; and (b) an amount equal to (i) the Severance Amount plus (ii) monthly base salary that would have been payable to you for the period commencing as of the date of your separation from service due to death or disability to the Retirement Date shall be paid as a lump sum to you or to your estate within thirty (30) days of receipt by the Company of satisfactory evidence of the occurrence of the relevant event.

5. RESTRICTIVE COVENANTS. Payments to you under Section 4 and your ability to exercise stock options described in Sections 4.2(a), 4.2(b) and 4.2(c) shall be conditioned on your continued compliance with the provisions of this Section 5. In the event of any violation by you of these provisions, (1) no further payments shall be made under Section 4; (2) the stock options described in Sections 4.2(a), 4.2(b) and 4.2(c) shall immediately terminate; and (3) the Company shall have the right to recoup any amounts improperly obtained by you under this Agreement (e.g., severance paid to you or stock option gains).

5.1 Non-Competition Provision and Related Obligations. You shall continue to be subject to the requirements of Article IV of the Employment Agreement, including any defined terms used in such Article that are defined elsewhere in the Employment Agreement,

5.2 Non-Disparagement. You agree that, from and after the Transition Date, you will not directly or indirectly (either through your own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, that (a) criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of any of the Releasees (as defined in Section 6 hereof) or the Company’s products or services; or (b) accuses or implies that the Company or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise. The Company agrees that it shall instruct each member of its senior executive team and each member of the Board not to, directly or indirectly (either through such person’s own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, to a third party that (a) criticizes, disparages, defames, or otherwise impugns your character, integrity or reputation or (b) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), or otherwise. The above shall not preclude either party from providing truthful testimony in response to legal subpoena or as required by law, provided that the Company is given notice of such subpoena and that you reasonably cooperate with the Company in any action you or the Company may bring to limit or restrict the scope of the disclosure.

5.3 Enforcement. You acknowledge and agree that (i) the business in which the Company and its affiliates are engaged is intensely competitive, (ii) you have had access to and developed Confidential Information, (iii) you have had access to and developed trade secret information, (iv) you have had access to and developed client, customer, vendor, employee and other important relationships while employed by the Company, (v) you have, by virtue of your positions with the Company and the business community, a special and unique set of skills and talents, and (vi) the covenants set forth in this Section 5 are reasonable and necessary for the protection and continuity of the business and good will of the Company and its affiliates, and that, due to the proprietary nature of the business of the Company and its affiliates, the restrictions set forth in this Agreement are reasonable as to duration and scope. You further acknowledge and agree that irreparable injury will result to the Company if you breach such covenants, and that in the event of your actual or threatened breach of any of these covenants, the Company will have no adequate remedy at law. You accordingly agree that (A) in the event of any actual or threatened breach or non-performance by you of any of the covenants set forth in this Section 5, the Company shall be entitled to injunctive and other equitable relief, as set forth in Section 4.4 of the Employment Agreement. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6. RELEASE. You hereby acknowledge that the Company’s obligations under Section 4 hereof are in addition to any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your timely execution of, and failure to revoke this Agreement, including the release of claims set forth in this Section 6 (the “Release”) and any further release presented to you at the time of your termination of employment. In the event that you do not timely execute the Agreement, or if you timely revoke the Agreement as described below (or fail to sign the subsequent release or revoke the subsequent release), the Company shall have no obligations to you under Section 4 hereof. For purposes of this Section 6, “Releasees” include the Company and its affiliated companies (including entities that constitute portfolio investments of the Company or its subsidiaries); and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

6.1 You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

(a) Arising out of or in any way related to your employment with or separation from the Company, or any contract or agreement between you and the Company;

(b) Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); and the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, or comparable statute(s) of any state;

(c) Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Employment Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

(d) Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the date you sign this Agreement.

6.2 You agree that, except as set forth in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee, including, but not limited to, the Employment Agreement.

6.3 Nothing contained in this Release shall (i) release any claim that cannot be waived under applicable law, (ii) release your rights to any benefits under any employee welfare benefit plan of the Company, the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which you may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under law, or (iv) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement. You acknowledge that your execution of this Agreement terminates any claims you previously held to any and all compensation and employee benefits, other than those specifically identified in this Agreement.

6.4 By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph 6. You further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

7. GENERAL PROVISIONS.

7.1 Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.2 No Admission. By entering into this Agreement, the parties do not admit to, and expressly deny, any wrongdoing.

7.3 Return of Property. You agree to return to the Company, on or prior to December 31, 2013, all files, records, documents, reports, computers and other property of the Company in your possession or control, including, but not limited to, any documents or other materials containing Confidential Information, and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You may retain (i) the PDA, and the mobile phone number associated with the PDA, provided to you by the Company, and (ii) the laptop provided to you by the Company; provided that prior to December 31, 2013, you permit the Company access to the PDA and laptop in order to remove Company confidential information therefrom.

7.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

7.5 Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.6 Governing Law; Arbitration; Related Provisions. This Agreement shall be governed by Sections 5.6, 5.7, 5.8 and 5.9 of the Employment Agreement.

7.7 Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and you each agree that upon the termination of your employment under this Agreement, you will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may you, directly or indirectly, designate the calendar year of a payment and, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the date of your separation from service shall instead be paid on the first business day after the date that is six months following such date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income. You acknowledge and agree that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

7.8 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

7.9 Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

7.10 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and together with the plans and award agreements for the awards described in Section 4, supersede all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to the, Employment Agreement. In the event of any conflict between this Agreement and the terms of any plans or award agreements, the terms of this Agreement shall control. Without limiting the generality of the foregoing, you acknowledge that, except to the extent specifically incorporated into this Agreement, the Employment Agreement shall be terminated upon the effectiveness of this Agreement.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

8. CONSULTATION WITH ATTORNEY; VOLUNTARY AGREEMENT. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 6 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion. You acknowledge that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 6 above, although you may sign and return it sooner if you so desire. You further acknowledge that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the Revocation Period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect.

SIGNATURE PAGE FOLLOWS

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Julie Dobson	November 12, 2012
Name:	Julie Dobson, Chairman, Compensation Committee	Date

ACCEPTED AND AGREED

Peter J. Boni

/s/ Peter J. Boni		November 12, 2012
Date

EXHIBIT A

Personnel Grant Status AS OF 11/1/2012 Peter Boni 10 lle Dhuyere Devon, PA United States 19333-1075	Safeguard Scientifics, Inc. ID: 23-1609753 435 Devon Park Drive, Building 800 Wayne, PA 19087-1945	File: Optstmt Date: 10/25/2012 Time: 3:41:23 PM

A W A R D S

Number	Grant Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Next Deferral Release Date
002722	2/9/2009	1999	RSA	65,857	$0.0000	65,857	65,857	0	0	0
002854	10/30/2009	2004	PSU	31,250	$0.0000	0	0	0	31,250
002898	3/2/2010	2004	RSA	13,431	$0.0000	13,431	13,431	0	0
003010	11/5/2010	2004	RSA	5,120	$0.0000	2,453	2,453	0	2,667
003025	11/5/2010	2004	PSU	15,360	$0.0000	0	0	0	15,360	0
003179	9/30/2011	2004	RSA	5,345	$0.0000	1,337	1,448	0	3,897
003196	9/30/2011	2004	PSU	16,034	$0.0000	0	0	0	16,034	0
003328	10/2/2012	2004	RSA	5,109	$0.0000	0	0	0	5,109
003329	10/2/2012	2004	PSU	15,325	$0.0000	0	0	0	15,325	0

				172,831		83,078		0		0

S T O C K O P T I O N S

Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
002361	8/16/2005	Boni	NQ	166,666	$7.6500	0	166,666	0	0	166,666	166,666
002362	8/16/2005	Boni	NQ	500,000	$7.6500	0	167,310	0	332,690	500,000	167,310
002643	9/30/2008	1999	ISO	47,870	$7.4100	0	47,870	0	0	47,870	47.870
002644	9/30/2008	1999	NQ	2,129	$7.4100	0	2,129	0	0	2,129	2,129
002654	9/30/2008	2004	NQ	150,000	$7.4100	0	30,377	0	119,623	150,000	30,377
002842	10/30/2009	2004	ISO	7,862	$9.8250	0	4,089	0	3,773	7,862	4,089
002843	10/30/2009	2004	NQ	7,763	$9.8250	0	7,630	0	133	7,763	7,630
002849	10/30/2009	2004	NQ	46,875	$9.8250	0	0	0	46,875	46,875	0
002988	11/5/2010	2004	ISO	4,907	$15.1050	0	0	0	4,907	4,907	0
002989	11/5/2010	2004	NQ	5,333	$15.1050	0	4,906	0	427	5,333	4,906
002995	11/5/2010	2004	NQ	30,715	$15.1050	0	0	0	30,175	30,174	0
003128	9/30/2011	2004	ISO	6,624	$15.0700	0	0	0	6,624	6,624	0
003129	9/30/2011	2004	NQ	4,066	$15.0700	0	2,673	0	1,393	4,066	2,673
003162	9/30/2011	2004	NQ	32,069	$15.0700	0	0	0	32,069	32,069	0
003285	10/2/2012	2004	ISO	6,254	$15.4350	0	0	0	6,254	6,254	0
003286	10/2/2012	2004	NQ	3,963	$15.4350	0	0	0	3,963	3,963	0
003313	10/2/2012	2004	NQ	30,652	$15.4350	0	0	0	30,652	30,652	0

				1,053,748			433,650	0	620,098	1,053,748	433,650

1

Safeguard Scientifics, Inc.

Equity as of November 1, 2012

PETER J. BONI

Awards subject to market-based vesting criteria

Awards subject to performance-based vesting criteria

Awards not highlighted are subject to time-based vesting

Name	Grant Date	Expiration Date	Plan/Type	Shares	Price	Shares Exercised/ Released	Vested Shares at 11/1/2012	Market- based Grants - Stock Price Through Which Vesting Has Occurred	% Vested	Future Vesting Schedule	Unvested Shares at 11/1/12 11/1/2012
Boni, Peter J.	8/16/2005	8/16/2013	Boni/NQ	500,000	$7.6500	0	167,310	$19.9620	33.46%	Footnote(1)	332,690
	8/16/2005	8/16/2013	Boni/NQ	166,666	$7.6500	0	166,666				0
	9/30/2008	9/30/2016	1999/ISO	47,870	$7.4100	0	47,870				0
	9/30/2008	9/30/2016	1999/NQ	2,129	$7.4100	0	2,129				0
	9/30/2008	9/30/2016	2004/NQ	150,000	$7.4100	0	30,377		20.25%	2008 CoC model	119,623
	10/30/2009	10/30/2017	2004/ISO	7,862	$9.8250	0	4,089				3,773
	10/30/2009	10/30/2017	2004/NQ	7,763	$9.8250	0	7,630				133
	10/30/2009	10/30/2019	2004/NQ	46,875	$9.8250	0	0		0.00%	2009 CoC model	46,875
	10/30/2009	10/30/2019	2004/PSU	31,250	$0.0000	0	0		0.00%	2009 CoC model	31,250
	11/5/2010	11/5/2018	2004/ISO	4,907	$15.1050	0	0				4,907
	11/5/2010	11/5/2018	2004/NQ	5,333	$15.1050	0	4,906				427
	11/5/2010		2004/RSA	5,120	$0.0000	2,453	0				2,667
	11/5/2010	11/5/2020	2004/NQ	30,715	$15.1050	0	0		0.00%	2010 CoC model	30,715
	11/5/2010	11/5/2020	2004/PSU	15,360	$0.0000	0	0		0.00%	2010 CoC model	15,360
	9/30/2011	9/30/2019	2004/ISO	6,624	$15.0700	0	0				6,624
	9/30/2011	9/30/2019	2004/NQ	4,066	$15.0700	0	2,673				1,393
	9/30/2011		2004/RSA	5,345	$0.0000	1,448	0				3,897
	9/30/2011	9/30/2021	2004/NQ	32,069	$15.0700	0	0		0.00%	2011 CoC model	32,069
	9/30/2011	9/30/2021	2004/PSU	16,034	$0.0000	0	0		0.00%	2011 CoC model	16,034
	10/2/2012		2004/RSA	5,109	$0.0000	0	0				5,109
	10/2/2012	10/2/2020	2004/ISO	6,254	$15.4350	0	0				6,254
	10/2/2012	10/2/2020	2004/NQ	3,963	$15.4350	0	0				3,963
`	10/2/2012	10/2/2022	2004/PSU	15,325	$0.0000	0	0		0.00%	2012 CoC model	15,325
	10/2/2012	10/2/2022	2004/NQ	30,652	$15.4350	0	0		0.00%	2012 CoC model	30,652

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FOOTNOTES

Market-based vesting is measured on each 6-month anniversary of the grant date based on highest average price during 20 consecutive trading days

(1)	Market-based vesting:

10%	$12.2154	fully vested
20%	$18.9288	fully vested
30%	$27.8796	11.54% of this tranche is vested; addtl. vesting occurs between $19.962 and $27.8796
40%	$39.0684	vesting occurs between $27.8796 and $39.0684

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